Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus for the registration of 333,333 shares of common stock to be filed with the Securities and Exchange Commission of Ashford Hospitality Trust, Inc. and to the incorporation by reference therein of our reports dated March 15, 2005, with respect to the consolidated and combined financial statements and schedule of Ashford Hospitality Trust, Inc. and the Predecessor, Ashford Hospitality Trust, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Ashford Hospitality Trust, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.
We also consent to the incorporation by reference therein of our reports on the Residence, Sea Turtle, Sheraton Philadelphia, and SpringHill properties dated March 24, 2004, April 2, 2004, March 29, 2004, and March 24, 2004, respectively, with respect to the historical summaries of revenue and direct operating expenses of these properties for the year ended December 31, 2003 included in Form 8-K/A filed on April 12, 2004.
We also consent to the incorporation by reference therein of our report dated August 12, 2005 , with respect to the balance sheets of RST4 Tenant, LLC as of August 6, 2004, January 2, 2004 and January 3, 2003, and the related statements of operations, cash flows and member’s capital for the period January 3, 2004 through August 6, 2004 and the fiscal years ended January 2, 2004 and January 3, 2003 included in Form 8-K/A filed on August 30, 2005.
/s/ Ernst & Young LLP
Dallas, Texas
August 31, 2005